As filed with the Securities and Exchange Commission on April 21, 2021
                                            Registration No. 333-
________________________________________________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________________

Ciena Corporation
(Exact name of registrant as specified in its charter)

Delaware	23-2725311
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Ciena Corporation
7035 Ridge Road
Hanover, MD	21076
(Address of Principal Executive Offices)	(Zip Code)

________________________
Amended and Restated
Ciena Corporation Employee Stock Purchase Plan
(Full title of the plan)
________________________
David M. Rothenstein
Senior Vice President, General Counsel and Secretary
Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076
(Name and address of agent for service)

(410) 694-5700
(Telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver, Esq.
William I. Intner, Esq.
Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
(410) 659-2700

_______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	8,128,572	$55.74	$453,086,603.28	$49,431.75

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. The proposed maximum aggregate offering price is based upon the average of the high and low sale prices of the registrant’s common stock as reported on the New York Stock Exchange on April 19, 2021.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) of Ciena Corporation (the “Registrant”) is being filed to register 8,128,572 additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) authorized for issuance pursuant to the Amended and Restated Ciena Corporation Employee Stock Purchase Plan (the “ESPP”). The Registrant previously registered shares of Common Stock under the ESPP on Registration Statements on Forms S-8 (File Nos. 333-103328 and 333-180333), as filed with the Securities and Exchange Commission on February 19, 2003 and March 23, 2012, respectively (the “Prior Registration Statements”). On January 29, 2021, the Registrant’s Board of Directors adopted an amendment and restatement of the ESPP to increase the number of shares available for issuance thereunder by 8,700,000 and eliminate the evergreen mechanism thereunder (the “Amendment and Restatement”), subject to and effective on the date of stockholder approval. The Registrant’s stockholders approved the Amendment and Restatement at the Registrant’s Annual Meeting of Stockholders on April 1, 2021. As a result of the elimination of the evergreen mechanism, 571,428 shares previously registered for issuance under the Prior Registration Statements will no longer be issued pursuant to the evergreen mechanism, but instead may be issued as a result of the increase in the number of shares available for issuance pursuant to the Amendment and Restatement.
As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statements, except to the extent supplemented, amended, or superseded by the information set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Certificate of Incorporation and Bylaws. The Registrant’s Certificate of Incorporation provides that no director shall be personally liable for breach of fiduciary duty as a director, provided, however that such clause shall not apply to any liability of a director (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the Registrant’s Bylaws provide that the Registrant shall indemnify the persons entitled to be indemnified to the fullest extent permitted by the DGCL.

Indemnification Agreements. The Registrant has entered into indemnification agreements with each of its directors and executive officers pursuant to which the Registrant has agreed to indemnify such persons as permitted by the DGCL.

Insurance. The Registrant has obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act.

Item 8. Exhibits.

Exhibit Number	Description
4.1(1)	Specimen Stock Certificate
5.1	Opinion of David M. Rothenstein, Senior Vice President, General Counsel and Secretary of Ciena Corporation (filed herewith)
23.1	Consent of David M. Rothenstein, Senior Vice President, General Counsel and Secretary of Ciena Corporation. (contained in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP (filed herewith)
24.1	Power of Attorney (included with signature page)
99.1(2)	Amended and Restated Ciena Corporation Employee Stock Purchase Plan

(1) Incorporated by reference from Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-21969) filed on December 27, 2007.

(2) Incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36250) filed on April 6, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, State of Maryland, on this 21st day of April, 2021.

CIENA CORPORATION

By:	/s/ Gary B. Smith
Gary B. Smith
President, Chief Executive Officer and Director

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary B. Smith and David M. Rothenstein, and each of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Registration Statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ Patrick H. Nettles, Ph.D. Patrick H. Nettles, Ph.D.	Executive Chairman of the Board of Directors	April 21, 2021

/S/ Gary B. Smith Gary B. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	April 21 2021

/S/ James E. Moylan, Jr. James E. Moylan, Jr.	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	April 21, 2021

/S/ Andrew C. Petrik Andrew C. Petrik	Vice President and Controller (Principal Accounting Officer)	April 21, 2021

/S/ Hassan M. Ahmed, Ph.D. Hassan M. Ahmed, Ph.D.	Director	April 21, 2021

/S/ Bruce L. Claflin Bruce L. Claflin	Director	April 21, 2021

/S/ Lawton W. Fitt Lawton W. Fitt	Director	April 21, 2021

/S/ Patrick T. Gallagher Patrick T. Gallagher	Director	April 21, 2021

/S/ Devinder Kumar Devinder Kumar	Director	April 21, 2021

/S/ T. Michael Nevens T. Michael Nevens	Director	April 21, 2021

/S/ Judith M. O’Brien Judith M. O’Brien	Director	April 21, 2021

/S/ Joanne Olsen Joanne Olsen	Director	April 21, 2021